UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Rainmaker Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUPPLEMENT TO PROXY STATEMENT

Explanatory Note

On June 8, 2012, we filed with the Securities and Exchange Commission (the “SEC”) our definitive proxy statement describing the matters to be voted upon at our annual meeting of stockholders to be held on July 17, 2012. This supplement to our definitive proxy statement adds to our definitive proxy statement and should be read in conjunction with it.

Item 4.  Persons Making the Solicitation

The Company has retained Eagle Rock Proxy Advisors (“Eagle Rock”), a proxy solicitation firm, to assist in soliciting proxies from stockholders. Eagle Rock will receive a fee of $3,000 plus certain phone and data processing charges, if applicable, as compensation for its services and will also be reimbursed for its out-of-pocket expenses. The Company has also agreed to indemnify Eagle Rock against certain liabilities. Eagle Rock may solicit votes personally or by telephone, mail or electronic means.

The information in this supplement is intended to add to the information in, and to be read in conjunction with, our definitive proxy statement. To the extent any information in this supplement revises information in our definitive proxy statement, such information in our definitive proxy statement is hereby superseded.

This supplement, our definitive proxy statement, our form of proxy card sent or given to our stockholders and our
2011 annual report on Form 10-K are available from the SEC website at http://www.sec.gov/.